PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated January 25, 2006)	Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Commodity-linked Capital Protected Notes

We, Morgan Stanley, may offer from time to time capital protected notes that are linked to the performance of commodities.  The link may be to a single commodity or commodity index or to a basket which may consist of commodities and/or commodity indices as specified in the applicable pricing supplement.  We refer to any such basket as a “basket of commodities.”  The specific terms of any such commodity-linked capital protected notes that we offer, including the name of the underlying commodities or commodity indices, will be included in a pricing supplement.  If the terms described in the applicable pricing supplement are inconsistent with those described in this prospectus supplement for commodity-linked capital protected notes or the accompanying prospectus, the terms described in the applicable pricing supplement will prevail.  In this prospectus supplement for commodity-linked capital protected notes, we refer to the commodity-linked capital protected notes as the notes.  The notes will have the following general terms:

•	The notes are fully capital protected if the notes are	•	The notes may bear interest, if any, at either a fixed
	held to maturity.		rate or a floating rate, as specified in the applicable
pricing supplement on the dates specified in the
•	At maturity the notes will pay in cash the stated		applicable pricing supplement.
principal amount plus an amount, if any, which may
	not be less than zero, based on the performance of an	•	The notes will be senior unsecured obligations of
	underlying commodity or commodity index or basket		ours.
of commodities over the life of the notes.
		•	The notes will be held in global form by The
Depository Trust Company, unless the pricing
supplement provides otherwise.

The applicable pricing supplement will describe the specific terms of the notes, including any changes to the terms specified in this prospectus supplement.  See “Description of Commodity-linked Capital Protected Notes” on S-20.

Investing in the notes involves risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page S-15.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated, our wholly owned subsidiary, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent.  The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale.  The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

Morgan Stanley & Co. Incorporated may use this prospectus supplement, the applicable pricing supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

MORGAN STANLEY
June 22, 2007

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this prospectus supplement and the accompanying prospectus relating to the notes, see the section of this prospectus supplement called “Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this prospectus supplement nor the accompanying prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

TABLE OF CONTENTS

	Page		Page

Prospectus Supplement		Higher future prices of S&P GSCI™-ER
		commodities relative to their current
Summary	S-4	prices may decrease the amount
Hypothetical Payments on the Commodity-		payable at maturity	I-6
linked Capital Protected Notes	S-9	Primary Nickel	I-6
Risk Factors	S-15	West Texas Intermediate light sweet crude
Description of Commodity-linked Capital		oil	I-6
Protected Notes	S-20	Special High-Grade Zinc	I-7
Use of Proceeds and Hedging	S-31	Certain Additional Commodity Index
Commodity-linked Capital Protected Notes		Information	II-1
Offered on a Global Basis	S-31	The Dow Jones – AIG Commodity
ERISA	S-31	IndexSM	II-1
United States Federal Taxation	S-32	The S&P GSCI™ - ER	II-5
Plan of Distribution	S-38	The S&P GSCI™	II-6
Certain Additional Commodity and Commodity
Index Risks	I-1
High Grade Primary Aluminum	I-1	Prospectus
Copper-Grade A	I-1
Gold	I-1	Summary	3
Silver	I-2	Foreign Currency Risks	7
Platinum	I-2	Where You Can Find More Information	9
Reformulated Gasoline Blendstock for		Consolidated Ratios of Earnings to Fixed
Oxygen Blending	I-2	Charges and Earnings to Fixed Charges
IPE Brent Blend Crude Oil	I-3	and Preferred Stock Dividends	11
Natural Gas	I-3	Morgan Stanley	12
The S&P GSCI™ Agricultural Index -		Use of Proceeds	13
Excess Return	I-3	Description of Debt Securities	13
The S&P GSCI™ Gold Index - Excess		Description of Units	39
Return	I-4	Description of Warrants	44
The S&P GSCI™ Corn Index - Excess		Description of Purchase Contracts	47
Return	I-4	Description of Capital Stock	48
The S&P GSCI™ Grains Index - Excess		Forms of Securities	59
Return	I-4	Securities Offered on a Global Basis through
The S&P GSCI™ Sugar Index - Excess		the Depositary	63
Return	I-4	United States Federal Taxation	67
The S&P GSCI™ Cotton Index - Excess		Plan of Distribution	71
Return	I-5	Legal Matters	73
The S&P GSCI™ Crude Oil Index -		Experts	73
Excess Return	I-5	ERISA Matters for Pension Plans and
The S&P GSCI™ Light Energy		Insurance Companies	74
Commodity Index - Excess Return	I-5
The S&P GSCI™-ER may in the future
include contracts that are not traded
on regulated futures exchanges	I-5

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any applicable pricing supplement.  We have not authorized anyone else to provide you with different or additional information.  We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.  As used in this prospectus supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

SUMMARY

The following summary describes the commodity-linked capital protected notes linked to a single commodity or commodity index or a basket of commodities that we, Morgan Stanley, may offer from time to time, in general terms only.  You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.  We may also prepare free writing prospectuses that describe particular issuances of commodity-linked capital protected notes.  Any free writing prospectus should also be read in connection with this prospectus supplement and the accompanying prospectus.  For purposes of this prospectus supplement, any references to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

We will sell these notes primarily in the United States, but may also sell them outside the United States or both in and outside the United States simultaneously.  The notes we offer under this prospectus supplement are among the notes we refer to as our Series F medium-term notes.  We refer to the offering of the Series F medium-term notes as our Series F program.  See “Plan of Distribution” in this prospectus supplement.

Commodity-linked Capital Protected Notes

General terms of the notes
The notes will pay in cash the stated principal amount at maturity plus a supplemental redemption amount, if any, that will not be less than zero, and that is based on the performance of a single commodity or commodity index or a basket of commodities, which we refer to as the commodity percent change or the basket performance, over the life of the notes.

Payment at maturity	100% Principal Protection
At maturity, we will pay you at least the principal amount per note, plus the supplemental redemption amount, if any.
The Supplemental Redemption Amount

Unless otherwise specified in the applicable pricing supplement, the supplemental redemption amount for each note will be equal to the stated principal amount times the applicable participation rate times the commodity percent change or basket performance (as applicable).

The participation rate indicates the extent to which you will participate in any positive commodity percent change or basket performance.  If the participation rate is less than 100%, you will participate in less than the full performance.  If the participation rate is greater than 100%, you will participate in the performance on a leveraged basis.

Notes Linked to a Single Commodity or Commodity Index
For notes that are linked to a single commodity or commodity index, unless otherwise specified in the applicable pricing supplement, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	stated principal amount	x	participation rate	x	commodity percent change

where,

stated principal amount	=	the stated principal amount per note payable on the maturity date, as specified in the applicable pricing supplement

participation rate	=	100%, unless otherwise specified in the applicable pricing supplement

commodity percent change	=	final commodity price – initial commodity price
initial commodity price

OR

final index value – initial index value
initial index value

depending on whether the performance of a commodity or commodity index is to be determined and where,
initial commodity price	=	the price of the underlying commodity on the pricing date or any other date, in each case as specified in the applicable pricing supplement

final commodity price	=	the price of the underlying commodity on the determination date, as specified in the applicable pricing supplement

initial index value	=	the value of the underlying commodity index on the pricing date or any other date, in each case as specified in the applicable pricing supplement

final index value	=	the value of the underlying commodity index on the determination date, as specified in the applicable pricing supplement

If the commodity percent change is equal to or less than zero, the supplemental redemption amount will be zero.  Therefore, you will receive only the principal amount for each note that you hold, and will not receive any supplemental redemption amount.

Notes linked to a Basket of Commodities
For notes that are linked to a basket of commodities, unless otherwise specified in the applicable pricing supplement, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	stated principal amount	x	participation rate	x	basket performance

where,

stated principal amount	=	the stated principal amount per note payable on the maturity date, as specified in the applicable pricing supplement

participation rate	=	100%, unless otherwise specified in the applicable pricing supplement

basket performance	=	the sum of the commodity performance values for each basket commodity as specified in the applicable pricing supplement

commodity performance value	=	the product of (i) the commodity percent change and (ii) the weighting, for each basket commodity

weighting	=	the weighting for each basket commodity specified in the applicable pricing supplement and where,

“commodity percent change,” “initial commodity price,” “final commodity price,” “initial index value” and “final index value,” as applied to each basket commodity, are as defined above under the heading “—Notes linked to a Single Commodity or Commodity Index.”

If the basket performance is equal to or less than zero, the supplemental redemption amount will be zero.  Therefore, you will receive only the principal amount for each note that you hold, and will not receive any supplemental redemption amount.

Other features of commodity- linked capital protected notes
Certain commodity-linked capital protected notes may have features that differ from the basic commodity-linked capital protected notes described above.  An issuance of commodity-linked capital protected notes could include the features listed below.

Notes with a Jump Amount:

For issuances of notes with a jump amount, as specified in the applicable pricing supplement, the mechanics described above under “—Payment at maturity” will apply, except that:

The supplemental redemption amount will equal:

(i) if the commodity percent change or basket performance, as applicable, is less than, or equal to, zero, $0; or

(ii) if the commodity percent change or basket performance, as applicable, is greater than zero, the greater of:

•	the jump amount; and

•	the stated principal amount times the applicable participation rate times the commodity percent change or basket performance, as applicable.

where,

jump amount	=	the jump amount specified in the applicable pricing supplement

Multiple Determination Dates:

For issuances of notes that have multiple determination dates, which will be specified in the applicable pricing supplement, the mechanics described above under “—Payment at maturity” will apply, except that, in lieu of the final index value or final commodity price, we will use the final average index value or final average commodity price, which will equal:

•
for notes linked to a single commodity or commodity index, the arithmetic average of the closing price or index closing values of the underlying commodity or commodity index on the relevant determination dates, as calculated by the Calculation Agent on the final determination date, or

•
for notes linked to a basket of commodities, the arithmetic average of the closing prices and/or values of the commodities and/or indices included in the basket on the relevant determination dates, as calculated by the Calculation Agent on the final determination date.

Issue price of the notes includes commissions and projected profit	The issue price of the notes, which will be specified in the applicable pricing supplement, includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Use of Proceeds and Hedging” below.

Interest	The notes may pay interest, if any, at a fixed rate or a floating rate, which will be specified in the applicable pricing supplement. If the notes pay interest, such interest will be paid on the interest payment dates specified in the applicable pricing supplement.

Other terms of the notes	•	The notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.
	•	The notes will be senior unsecured obligations of ours.
	•	The applicable pricing supplement will specify whether the notes will be callable by us or puttable by you.
	•	You will not have the right to present the notes to us for repayment prior to maturity, unless the applicable pricing supplement provides otherwise.
	•	The notes may be issued at a discount to their stated principal amount.
•
We may from time to time, without your consent, create and issue additional notes of any series with the same terms as the notes previously issued so that they may be combined with the earlier issuance.

Our call right	If so specified in the applicable pricing supplement, we will have the right to call all or a portion of the notes, beginning on the initial call date specified in the applicable pricing supplement. If we decide to call the notes, we will:

	•	send a notice announcing that we have decided to call the notes;
	•	specify in the notice the call price that we will pay you in exchange for each note; and
•
specify in the notice a call date when you will receive the call price; the call date will be at least 10 days and no more than 30 calendar days after the date of the notice, or within the redemption notice period specified in the applicable pricing supplement.

The call price or call prices will be specified in the applicable pricing supplement.  In the case of notes issued with original issue discount, the call price on any call date will include the yield that will have accrued on the note since the most recent date for which a call price is specified.

MSCS will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc. or its successors, which we refer to as MSCS, to act as Calculation Agent for us with respect to the commodity-linked capital protected notes.  As Calculation Agent, MSCS will determine the initial commodity price or initial index value for each underlying commodity, the final commodity price or final index value for each underlying commodity, the commodity performance values, the commodity percent change or basket performance, as applicable, and will calculate the supplemental redemption amount and the payment to you at maturity.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.  We may appoint another of our affiliates, including Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., or Morgan Stanley Capital Group Inc., to act as Calculation Agent for us with respect to the commodity-linked capital protected notes which we will specify in the applicable pricing supplement.

Forms of securities
The commodity-linked capital protected notes will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, unless we indicate in the applicable pricing supplement that they will be represented by certificates issued in definitive form.  We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Securities — The Depositary” in the prospectus, under which heading you may also find information on The Depository Trust Company’s book-entry system.

Where you can find more information on the notes
Because this is a summary, it does not contain all of the information that may be important to you including the specific requirements for the exercise of our call right.  You should read the “Description of Commodity-linked Capital Protected Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the prospectus for a detailed description of the terms of the notes.  You should also read about some of the risks involved in investing in the notes in the section of this prospectus supplement called “Risk Factors.”

We urge you to consult with your investment, legal, accounting and other advisors with regard to any investment in the notes.
How to reach us		You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYMENTS ON THE COMMODITY-LINKED CAPITAL PROTECTED NOTES

The following examples illustrate the payment at maturity on the notes for hypothetical issuances of notes with the following characteristics: (a) notes linked to a single commodity or commodity index; (b) notes linked to a basket of commodities; and (c) notes linked to a single commodity or commodity index or a basket of commodities with a jump amount.

(a)  Notes linked to a single commodity or commodity index:

Presented below are two hypothetical examples showing how the payment on the notes, including the supplemental redemption amount, is calculated for notes linked, in this example, to a single commodity or commodity index.

Example 1:

The final index value / final commodity price is greater than the initial index value / initial commodity price

Hypothetical stated principal amount:    $1,000
Hypothetical participation rate:    100%
Hypothetical initial index value / initial commodity price:    60
Hypothetical final index value / final commodity price:    66

Your payment at maturity will equal the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated as:

Supplemental redemption amount	=	$1,000	x	participation rate	x	commodity percent change

where:

Commodity percent change	=	final index value or final commodity price – initial index value or initial commodity price initial index value or initial commodity price

Using the above hypothetical figures, the commodity percent change in this example would equal:

Commodity percent change	=	(66 – 60)	=	0.10 (10%)
60

Accordingly, the supplemental redemption amount in this example would equal:

Supplemental redemption amount	=	$1,000	x	100%	x	10%	=	$100

In this example, the final index value / final commodity price has increased 10% over the initial index value / initial commodity price.  Therefore your payment at maturity for each $1,000 principal amount of notes is $1,100 which is the sum of the principal amount of $1,000 plus the supplemental redemption amount of $100.

Example 2:

The final index value / final commodity price is less than the initial index value / initial commodity price and accordingly, the commodity percent change is less than zero

Hypothetical stated principal amount:    $1,000
Hypothetical participation rate:    100%
Hypothetical initial index value / initial commodity price:    60
Hypothetical final index value / final commodity price:    54

Using the above hypothetical figures, the commodity percent change in this example would equal:

Commodity percent change	=	(54 – 60)	=	– 0.10 (– 10%)
60

Accordingly, the supplemental redemption amount in this example would equal:

Supplemental redemption amount	=	the greater of
		$0; and
		$1,000 x 100% x - 10%
	=	$0

In this example, the commodity percent change is less than zero and therefore the supplemental redemption amount will be zero.  As no supplemental redemption amount is payable, the payment at maturity per note will equal only the $1,000 principal amount of the notes.

(b)  Notes linked to a basket of commodities:

Presented below are two hypothetical examples showing how the payment on the notes, including the supplemental redemption amount, is calculated for notes linked to a basket of commodities.  In these examples we have assumed a single determination date and that the underlying basket commodities are the S&P GSCI™ Agricultural Index – Excess Return (the “index”), Copper-Grade A (“copper”), Special High-Grade Zinc (“zinc”) and West Texas Intermediate light sweet crude oil (“WTI crude oil”).

Example 1:

All the commodity performance values are positive.

Commodity	Weighting	Hypothetical Initial Commodity Price/Index Value	Hypothetical Final Commodity Price/Index Value
Index	30%	63.56	69.91
Copper	25%	7,630.00	8,393.00
Zinc	25%	3,985.50	4,384.05
WTI crude oil	20%	56.82	62.50

Basket Performance  =  Sum of Commodity Performance Values

plus

plus

plus

So, using the hypothetical prices above,

plus

plus

plus

equals

basket performance   =   10%

Basket Performance is Positive.  Investors Receive Stated Principal Amount + Supplemental Redemption Amount

Hypothetical stated principal amount = $1,000

Hypothetical participation rate = 100%

Hypothetical basket performance = 10%

Supplemental redemption amount	=	$1,000 x participation rate x basket performance

	=	$1,000 x 100% x 10% = $100.00

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,100, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $100.00.

Example 2:

Some commodity performances are positive, while others are negative.

Commodity	Weighting	Hypothetical Initial Commodity Price/Index Value	Hypothetical Final Commodity Price/Index Value
Index	30%	63.56	57.20
Copper	25%	7,630.00	8,393.00
Zinc	25%	3,985.50	3,586.95
WTI crude oil	20%	56.82	62.50

Basket Performance  =  Sum of Commodity Performance Values

So, using the hypothetical prices above,

equals

basket performance   =   –  1%

Basket Performance is 0% or Negative.  Investors Only Receive Stated Principal Amount at Maturity.

Hypothetical stated principal amount = $1,000

Hypothetical Participation Rate = 100%

Hypothetical basket performance =  – 1%

Supplemental redemption amount = $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 stated principal amount per note.

In the above example, the final average prices of two of the basket commodities— copper and WTI crude oil (with a combined weighting of 45% of the basket)—are each 10% higher than their respective initial commodity prices, but the final index value and final commodity price, respectively, of the two other basket commodities—the index and zinc (with a combined weighting of 55% of the basket)—are each 10% lower than the initial index value and initial commodity price for those basket commodities.  Accordingly, although two of the basket commodities have positive performance values and two have negative performance values as of the final determination date, the basket performance is less than zero due in part to the weighting of the commodities within the basket.

(c)  Notes linked to a single commodity or commodity index or a basket of commodities with a jump amount:

Presented below are three hypothetical examples showing how the payment on the notes, including the supplemental redemption amount, is calculated for notes linked to a single commodity or commodity index or a basket of commodities, which we refer to generally for purposes of these examples as the commodity performance, with a jump amount.  In these examples we have assumed that the jump amount is $200 and that the participation rate is 100%.

Example 1

Commodity Performance is Positive and Greater than 20%.  Investors Receive 20% + Any Return Above 20%

Hypothetical commodity performance = 25%

Supplemental redemption amount = greater of:

•	$200; and

•	$1,000 x participation rate x commodity performance

=      $1,000  x  100%  x  25%  =   $250

Because the commodity performance is greater than 20%, investors will receive a supplemental redemption amount that is greater than $200.  Therefore, the total payment at maturity per note will be $1,250, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $250.

Example 2

Commodity Performance is Positive but Less than or Equal to 20%.  Investors Receive a 20% Return.

Hypothetical commodity performance = 1%

Supplemental redemption amount = greater of:

•	$200; and

•	$1,000 x participation rate x commodity performance

=      $1,000  x  100%  x  1%  =  $10

Because the commodity performance is positive but less than 20%, investors will receive a supplemental redemption amount of $200.  Therefore, the total payment at maturity per note will be $1,200, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $200.

Example 3

Commodity Performance is 0% or Negative.  Investors Only Receive Par at Maturity.

Hypothetical commodity performance = – 5%

Supplemental redemption amount = $0

Because the commodity performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 stated principal amount per note.

RISK FACTORS

The commodity-linked capital protected notes are not secured debt, are riskier than ordinary debt securities and may not pay interest.  The payment you receive at maturity is linked to the performance of an underlying commodity or commodity index or basket of commodities, however, investing in the notes is not equivalent to investing directly in the underlying commodities.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes may not pay interest

The terms of the notes differ from those of ordinary debt securities in that we may not pay interest on the notes.  Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the positive performance, if any, of the underlying commodity or commodity index or basket of commodities.

The notes may not pay more than the principal amount at maturity

If the commodity percent change or basket performance is zero or negative, no supplemental redemption amount will be paid and you will receive only the stated principal amount for each note you hold at maturity.

Prices for the underlying commodities may change unpredictably and affect the value of the notes in unforeseeable ways

Investments, such as the notes, linked to the prices of commodities or a commodity based index, are considered speculative, and prices for commodities or the level of a commodity based index, and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade fiscal, monetary and exchange control policies.  The price volatility of each underlying commodity also affects the value of the forwards and forward contracts related to that commodity and therefore its price at any such time.  These factors may affect the prices of the underlying commodities and may cause the prices for underlying commodities to move in inconsistent directions and at inconsistent rates which will affect the value of your notes in varying ways.

Specific commodities prices are volatile and are affected by numerous factors

For special risks related to certain underlying commodities that may be specified in the applicable pricing supplement, please see the relevant descriptions in Annex I “––Certain Additional Commodity Risks.”

Secondary trading may be limited

There may be little or no secondary market for the notes.  Although we may decide to apply to list the notes on a stock exchange, we may not meet the requirements for listing of that particular stock exchange and do not expect to announce whether or not we will meet such requirements prior to the pricing date.  Even if there is a secondary market, it may not provide significant liquidity.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.  If the notes are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the price of each of the underlying commodities (including the commodities underlying any index) at any time and, in particular, on the specified determination date(s),

•	the volatility (frequency and magnitude of changes in value) of the underlying commodities (including the commodities underlying any index),

•	the market prices of the underlying commodities and those underlying any index and futures contracts on such underlying commodities, and the volatility of such prices,

•	trends of supply and demand for the underlying commodities and the commodities underlying any index, at any time,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying commodities or commodities markets generally and that may affect the final prices,

•	the time remaining to the maturity of the notes, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the prices for certain or all of the underlying commodities are at, below or not sufficiently above their respective initial commodity prices or if market interest rates rise.

You cannot predict the future performance of the underlying commodities based on their historical performance.  We cannot guarantee that the performance will be positive so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket commodities may offset each other

For notes where the supplemental redemption amount is based on a basket of two or more commodities or commodity indices, price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance on a determination date, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.  You can review the historical prices of each of the basket commodities in the section called “Historical Information” in the applicable pricing supplement.  You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the levels of any of the basket commodities will be offset by decreases in the levels of other basket commodities, based on their historical performance.

Adjustments to any underlying commodity index or indices could adversely affect the value of the notes

The index publishers are responsible for calculating and maintaining any underlying commodity index or indices.  The index publishers can add, delete or substitute the commodities included in any underlying commodity index or make other methodological changes that could change the value of such underlying commodity index.  The index publishers may discontinue or suspend calculation or dissemination of any underlying commodity index or indices.  Any of these actions could adversely affect the value of the notes.  The index publishers have no obligation to consider your interests in calculating or revising any underlying commodity index or indices.

The index publishers may discontinue or suspend calculation or publication of any underlying commodity index at any time.  In these circumstances, MS & Co., as the Calculation Agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying commodity index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, at maturity the payment on the notes will be an amount based on the closing prices of the commodities included in the underlying commodity index at the time of such discontinuance, without rebalancing or substitution, computed by the Calculation Agent in accordance with the formula for calculating the underlying commodity index last in effect prior to discontinuance of the underlying commodity index.

Suspension or disruptions of market trading in the underlying commodities and related futures markets may adversely affect the value of the notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodities and, therefore, the value of the notes.

Investing in the notes is not equivalent to investing in the underlying commodities

Because the performance of the underlying commodities is based on the prices of such commodities on the determination date(s), it is possible for the final price of any of the underlying commodities to be lower than the initial price of such underlying commodity even if the price of such underlying commodity has been above the initial price during the term of the notes.

A decrease in the price of any of the underlying commodities may have a material adverse effect on the value of the notes and the return on an investment in the notes.

There are risks relating to the trading of metals on the London Metal Exchange

The official cash offer prices of certain underlying commodities, such as aluminum, copper, nickel and zinc, may be determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain underlying commodities, and consequently the supplemental redemption amount, could be adversely affected.

There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market

Gold and silver are traded on the London Bullion Market which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The closing prices of certain underlying commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold and silver) and the LPPM (in the case of platinum).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The economic interests of the Calculation Agent and other of our affiliates are potentially adverse to your interests

The economic interests of the Calculation Agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

The Calculation Agent will determine the initial commodity price or initial index value for each underlying commodity, the final commodity price or final index value for each underlying commodity, the commodity performance values, the commodity percent change or basket performance, as applicable, and calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by the Calculation Agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of an underlying commodity, may affect the payout to you at maturity.  See the sections of this prospectus supplement called “Description of Notes—Determination Date”, “—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the prices of the underlying commodities

MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying commodities), including trading in futures and options contracts on the underlying commodities as well as in other instruments related to the underlying commodities.  MS & Co. and some of our other subsidiaries also trade the underlying commodities and other financial instruments related to the underlying commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity prices or initial index values for the underlying commodities and, as a result, could increase the prices at which the underlying commodities must close on the determination date before you receive a payment at maturity that exceeds the principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes, could potentially affect the prices of the underlying commodities, including the prices on the determination date(s), and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

Certain aspects of the tax treatment of short-term notes are uncertain.

Certain aspects of the tax treatment of short-term notes that provide for contingent payments are uncertain.  Please read carefully the section called “United States Federal Taxation—Short-Term Notes” in this prospectus supplement.

DESCRIPTION OF COMMODITY-LINKED CAPITAL PROTECTED NOTES

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the prospectus.  This section supplements that description.  The pricing supplement will specify the particular terms for each issuance of notes, and may supplement, modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus.  References in this prospectus supplement to a note shall refer to the stated principal amount specified as the denomination for that issuance of notes in the applicable pricing supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	Senior Debt Indenture (“Description of Debt Securities — Indentures”)
•	senior indebtedness (“Description of Debt Securities — Subordination Provisions”)

General Terms of the Notes

We will issue the notes as part of our Series F medium-term notes under the Senior Debt Indenture.  The Series F medium-term notes issued under the Senior Debt Indenture, together with our senior Series G and Series H global medium-term notes, referred to below under “Plan of Distribution,” will constitute a single series under the Senior Debt Indenture, together with any other obligations we issue in the future under the Senior Debt Indenture that we designate as being part of that series.  The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur.  We may, without your consent, create and issue additional notes with the same terms as previous issuances of notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Ranking.  Notes issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.

Terms Specified in Pricing Supplements.  A pricing supplement will specify the following terms of any issuance of our notes to the extent applicable:

•	the issue price (price to public);

•	the stated principal amount per note;

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date not otherwise set forth in this prospectus supplement;

•	the terms, if any, on which we may call the notes, including the initial call date and the call prices;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	the rate per year at which the notes will pay interest, if any, or the method of calculating that rate and the interest payment dates on which interest will be payable;

•	the underlying commodity or commodity index or the underlying basket of commodities, and, in the case of a note linked to a basket of commodities, the applicable weighting for each basket commodity;

•	the participation rate to be used to calculate the supplemental redemption amount;

•	the stock exchange, if any, on which the notes may be listed;

•	the applicable ERISA treatment for the notes, if other than as described herein;

•
if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination;

•
if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the notes.

Some Definitions.  We have defined some of the terms that we use frequently in this prospectus supplement below:

“basket of commodities” means the underlying basket of commodities which may consist of commodities, commodity indices or any combination thereof as specified in the applicable pricing supplement, the performance of which underlies the notes.

“business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, a day that is also a TARGET Settlement Day.

“call date” for each issuance of notes that are subject to our call right will be the scheduled trading day on or after the initial call date that is specified by us in our notice of exchange as the date on which we will deliver cash to holders of the notes called for exchange.  The initial call date will be specified in the applicable pricing supplement.  We may specify any scheduled trading day on or after the initial call date or the maturity date (whether or not it is a scheduled trading day) as the call date, unless otherwise specified in the applicable pricing supplement.

“call notice date” will be the scheduled trading day on which we issue our call notice, which must be at least 10 but not more than 30 calendar days prior to the call date for such notes (the “redemption notice period”), unless a different redemption notice period is specified in the applicable pricing supplement.

“call price” or “call prices” with respect to each issuance of notes that are subject to a our call right on any day during the term of such notes or a formula by which the call price(s) may be determined will be specified in the applicable pricing supplement.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“Depositary” or “DTC” means The Depository Trust Company, New York, New York.

“determination date” or “determination dates” with respect to an issuance of notes will be specified in the applicable pricing supplement.  If there is only one determination date, the final commodity price or final index value will be determined on that determination date.  If there are multiple determination dates, then the final average commodity price or final average index value will be determined on the last determination date, which we refer to as the “final determination date.”  Each determination date is subject to adjustment for non-trading days or a market disruption event with respect to any underlying commodity as described in the following three paragraphs:

(i)
In respect of any underlying commodity (except an underlying commodity index), if a determination date is not a trading day or if a market disruption event occurs on that date with respect to that underlying commodity, the final commodity price for such underlying commodity in respect of such determination date will be, subject to the second paragraph below, the relevant price of the underlying commodity on the next trading day on which no market disruption event occurs.

(ii)
In respect of any underlying commodity index: (a) if a market disruption event occurs on a determination date with respect to such index or one or more commodities futures contracts underlying such index (an “index commodity”) the Calculation Agent will calculate the price of such index for such determination date using (i) for each index commodity which did not suffer a market disruption event the official settlement price on that date of each such index commodity and (ii) subject to the paragraph below, for each index commodity which did suffer a market disruption event on such date, the official settlement price of that index commodity on the next trading day on which no market disruption event occurs with respect to such index commodity. In calculating the price of any underlying commodity index for the purposes of this paragraph, the Calculation Agent will use the formula for calculating such index last in effect prior to the relevant determination date; provided that if the relevant market disruption event in respect of such index is due to a material change in formula, the Calculation Agent will use the formula last in effect prior to that market disruption event; or (b) if a determination date is not an index business day, the price of such index in respect of such determination date will be the price of such index on the next succeeding index business day, subject to the market disruption event provisions described herein.

(iii)
If a market disruption event in respect of any underlying commodity (other than an underlying commodity index) or index commodity has occurred on each of the three consecutive trading days immediately succeeding a determination date, the Calculation Agent will determine the applicable underlying commodity’s or index commodity’s price for such determination date on such third succeeding trading day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant.

“disappearance of commodity reference price” means (a) with respect to an underlying commodity index, the disappearance or permanent discontinuance or unavailability of the official settlement price of such index, notwithstanding the availability of the price source or the status of trading in the relevant index commodities or futures contracts related to the relevant index commodities, and (b) with respect to any underlying commodity (other than an underlying commodity index) or any index commodity,  either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such underlying commodity or index commodity or futures contracts related to such underlying commodity or index commodity on the relevant exchange for such underlying commodity or index commodity or (ii) the disappearance of, or of trading in, such underlying commodity or index commodity.  For purposes of this definition, a discontinuance of publication of an underlying commodity index shall not be a disappearance of commodity reference price if the Calculation Agent shall have selected a successor index in accordance with “–Discontinuance of the Index; Alteration of Method of Calculation” below.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“final index value” means for any underlying commodity index, the official settlement price of such index as published by the underlying index publisher or its successor on the relevant determination date.

“final commodity price” means, in respect of an underlying commodity, the price of the underlying commodity on the determination date, as specified in the applicable pricing supplement and which will be:

(i)
for aluminum, copper, nickel or zinc, the official cash offer price per metric ton of aluminum, copper, nickel or zinc, as applicable, on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars on such date (for delivery on such date),

(ii)	for gold, the official afternoon fixing price per troy ounce, stated in U.S. dollars, on the relevant exchange as determined by the relevant exchange,

(iii)	for silver, the official fixing price per troy ounce, stated in U.S. dollars, on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars on such date,

(iv)	for platinum, the official afternoon fixing price per troy ounce, stated in U.S. dollars, on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars on such date,

(v)
for WTI Crude Oil, the official settlement price of the first nearby month futures contract (or, in the case of the last trading day of the last nearby month contract, the second nearby month contract) per barrel of WTI Crude Oil, stated in U.S. dollars, as made public on the relevant exchange on such date.

(vi)
for Reformulated Gasoline Blendstock for Oxygen Blending, the official settlement price for one gallon of the first nearby non-oxygenated blendstock gasoline futures contract in U.S. cents, as disseminated by the relevant exchange on such date,

(vii)
for Natural Gas, the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as disseminated by the relevant exchange on such date, and

(viii)
for IPE Brent Blend Crude Oil, the closing bid prices per barrel of IPE Brent Blend Crude Oil on the IPE of the front month futures contract (or, in the case of the last trading day of the front run contract, the second contract), stated in U.S. dollars, as made public by the relevant exchange on such date.

“index business day” means in respect of any underlying commodity index, any day on which the official settlement price of such index is scheduled to be published.

“initial commodity price” means, in respect of an underlying commodity, the price of such underlying commodity on the pricing date, or such other date as may be specified in the applicable pricing supplement, which will be:

(i)
for aluminum, copper, nickel or zinc, the official cash offer price per metric ton of aluminum, copper, nickel or zinc, as applicable, on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars, on such date (for delivery on such date),

(ii)	for gold, the official afternoon fixing price per troy ounce, stated in U.S. dollars, on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars on such date,

(iii)	for silver, the official fixing price per troy ounce, stated in U.S. dollars, on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars on such date,

(iv)	for platinum, the official afternoon fixing price per troy ounce, stated in U.S. dollars, on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars on such date,

(v)
for WTI crude oil, the official settlement price of the first nearby month futures contract (or, in the case of the last trading day of the last nearby month contract, the second nearby month contract) per barrel of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such date,

(vi)
for Reformulated Gasoline Blendstock for Oxygen Blending, the official settlement price for one gallon of the first nearby non-oxygenated blendstock gasoline futures contract in U.S. cents, as disseminated by the relevant exchange on such date,

(vii)
for Natural Gas, the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as disseminated by the relevant exchange on such date, and

(viii)
for IPE Brent Blend Crude Oil, the closing bid price per barrel of IPE Brent Blend Crude Oil on the International Petroleum Exchange (“IPE”) of the front month futures contract (or, in the case of the last trading day of the front run contract, the second contract), stated in U.S. dollars, as made public by the relevant exchange on such date.

“initial index value” means for any underlying commodity index, the official settlement price of such index as published by the underlying index publisher or its successor on the pricing date.

“interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

“issue price” means the amount per note specified in the applicable pricing supplement and will equal the principal amount of each note, unless otherwise specified.

“material change in content” means, with respect to an underlying commodity index, the occurrence since the date of the applicable pricing supplement of a material change in the content, composition or constitution of such index or relevant futures contracts.

“material change in formula” means, with respect to an underlying commodity index, the occurrence since the date of the applicable pricing supplement of a material change in the formula for, or the method of calculating, the official settlement price of such index.

“market disruption event” means:

•	with respect to any underlying commodity or index commodity, any of a price source disruption or disappearance of commodity reference price,

•	with respect to any underlying commodity (other than a commodity index) or index commodity, any of a trading suspension, tax disruption or trading limitation, or

•	with respect to an underlying commodity index, a material change in formula or material change in content.

A market disruption event with respect to one or more basket commodities, for any note linked to a basket of commodities, or index commodities, for any note linked to an underlying commodity index, will not constitute a market disruption event for the other basket commodities or index commodities, as applicable.

“maturity date” means the date specified in the applicable pricing supplement.

“original issue date” means the date specified in the applicable pricing supplement on which a particular issuance of commodity-linked capital protected notes will be issued.

“participation rate” for an issuance of notes will be 100%, unless otherwise specified in the applicable pricing supplement, and will be used to calculate the supplemental redemption amount for such issuance of notes.  The participation rate indicates the extent to which you will participate in any positive commodity percent change or basket performance.  If the participation rate is less than 100%, you will participate in less than the full performance.  If the participation rate is greater than 100%, you will participate in the performance on a leveraged basis.

“payment at maturity” means the payment due at maturity with respect to each note, as described under “—Payment at Maturity” below.

“price source disruption” means (a) with respect to an underlying commodity index, either (i) the temporary failure of the underlying index publisher to announce or publish the official settlement price of such index (or the price of any successor index, if applicable), or the information necessary for determining such price (or the price of any successor index, if applicable) or (ii) the temporary discontinuance or unavailability of such index, and (b) with respect to any underlying commodity (other than an underlying commodity index) or any index commodity, the temporary or permanent failure of any relevant exchange to announce or publish the relevant price specified in the applicable pricing supplement for the relevant underlying commodity or index commodity.

“pricing date” means the day when we price the notes for initial sale to the public.

“record date” for any interest payment date, if applicable, including the maturity date, is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

“relevant exchange” means, with respect to an underlying commodity (other than an underlying commodity index) or an index commodity:

(i)	for aluminum, copper, nickel and zinc, the LME,

(ii)	for gold and silver, the LBMA,

(ii)	for platinum, the LPPM,

(iii)	for WTI crude oil, RBOB gasoline and Natural Gas, the NYMEX Division, or its successor, of the NYMEX,

(iii)	for IPE Brent Blend Crude Oil, the IPE,

(iii)	for any other index commodity, the primary exchange or market for trading such index commodity,

or, if such relevant exchange is no longer the principal exchange or trading market for such underlying commodity or index commodity, such exchange or principal trading market for such underlying commodity or index commodity that serves as the source of prices for such underlying commodity or index commodity and any principal exchanges where options or futures contracts on such commodities are traded.

Reuters and various other third party sources may report the official settlement price or the official cash offer price, as applicable, of the underlying commodities indices and the underlying commodities. If any such reported price for any underlying commodity differs from that as determined by the relevant exchange in the case of any underlying commodity or from that as published by any underlying index publisher or its successor, in the case of any underlying commodity index, the official settlement price or the official cash offer price determined by such relevant exchange, as applicable, or the official settlement price as published by such underlying index publisher or its successor, will prevail.

“stated principal amount” for an issuance of commodity-linked capital protected notes shall be the principal amount per note payable at maturity, as specified in the applicable pricing supplement.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

“tax disruption” means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, an underlying commodity or index commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of the applicable pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be a determination date from what it would have been without that imposition, change or removal.

“trading day” means in respect of each underlying commodity (other than an underlying commodity index) and each index commodity, a day, as determined by the Calculation Agent, that is a day on which the relevant exchange for such underlying commodity or index commodity is open for trading during its regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.

“trading disruption” means, with respect to an underlying commodity, other than an underlying index, or any underlying index commodity, the material suspension of, or the material limitation imposed on, trading in an underlying commodity or underlying index commodity or futures contracts related to such underlying commodity or underlying index commodity on the relevant exchange for such underlying commodity or underlying index commodity.

“underlying commodity” or “underlying commodities” means the commodity or commodities, commodity index or indices specified in the applicable pricing supplement, the performance of which, as measured by the index values or commodity prices, underlies the notes.

“weighting” of an underlying commodity in a basket of commodities represents the percentage of the whole basket initially assigned to such commodity.  The weightings for each commodity will be specified in the applicable pricing supplement.

References in this prospectus supplement to “U.S. dollars” or “U.S.$” or “$” are to the currency of the United States of America.

Other terms of the commodity-linked capital protected notes are described in the following paragraphs.

PAYMENT AT MATURITY

With respect to an issuance of commodity-linked capital protected notes linked to a single commodity or commodity index or a basket of commodities, on the applicable maturity date, you will receive per note the stated principal amount of such note, plus the supplemental redemption amount applicable to such notes, if any, as determined below.  We refer to this payment as the “payment at maturity.”

The level of principal protection is 100%.  The supplemental redemption amount may not be less than zero, even if the relevant commodity percent change or basket performance is negative.  At maturity, subject to our right to call the notes earlier if so provided in the applicable pricing supplement, the amount you will receive for each 100% principal protected note will be no less than the stated principal amount of that note.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the stated principal amount of each note, on or prior to 10:30 a.m. on the trading day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date), and (ii) deliver the aggregate cash amount due with respect to the notes to the Trustee for delivery to DTC, as holder of the notes, on the maturity date.  We expect such amount of cash will be distributed to investors on the maturity date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Forms of Notes—Book-entry notes” or “—Forms of Notes—Certificated notes” below, and see “The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount

The “supplemental redemption amount” at maturity for an issuance of notes will be determined on a per note basis and will be equal to (i) the stated principal amount for such notes times (ii) the applicable participation rate times (iii) the commodity percent change or basket performance (as applicable).

Notes Linked to a Single Commodity or Commodity Index

For notes linked to a single commodity or commodity index, unless otherwise stated in the pricing supplement, the supplemental redemption amount per note will be calculated as follows:

supplemental redemption amount	=	stated principal amount	x	participation rate	x	commodity percent change

where,

“commodity percent change” with respect to each issuance of notes linked to a single commodity or commodity index, as specified in the applicable pricing supplement:

final commodity price – initial commodity price
initial commodity price

OR

final index value – initial index value
initial index value

depending on whether the performance of a commodity or commodity index is to be determined.

If the commodity percent change is equal to or less than zero, the supplemental redemption amount will be zero.  Therefore, you will receive only the principal amount for each note that you hold, and will not receive any supplemental redemption amount.

Notes linked to a Basket of Commodities

For notes linked to a basket of commodities, unless otherwise stated in the pricing supplement, the supplemental redemption amount per note will be calculated as follows:

supplemental redemption amount	=	stated principal amount	x	participation rate	x	basket performance

“basket performance” means the sum of the commodity performance values for each basket commodity specified in the applicable pricing supplement.

“commodity performance value” means, for each basket commodity, the product of (i) the commodity percent change and (ii) the weighting, for such basket commodity, which may be expressed in the applicable pricing supplement as:

OR

depending on whether the performance of a commodity or commodity index is to be determined.

If the basket performance is equal to or less than zero, the supplemental redemption amount will be zero.  Therefore, you will receive only the principal amount for each note that you hold, and will not receive any supplemental redemption amount.

Notes with a Jump Amount

For notes with a jump amount, unless otherwise stated in the pricing supplement, the supplemental redemption amount per note will be calculated as follows:

(i) if the commodity percent change or basket performance, as applicable, is less than, or equal to, zero, $0; or

(ii) if the commodity percent change or basket performance, as applicable, is greater than zero, the greater of:

•	the jump amount; and

•	the stated principal amount times the applicable participation rate times the commodity percent change or basket performance, as applicable.

where,

“jump amount” with respect to each issuance of notes with a jump amount, the jump amount specified in the applicable pricing supplement.

The Calculation Agent will calculate the supplemental redemption amount for each issuance of notes on the determination date.  With respect to each issuance of notes, we will, or will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the

Depositary of the applicable supplemental redemption amount and the applicable maturity redemption amount, on or prior to 10:30 a.m. on the trading day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date) for such issuance of notes.

Our Call Right

If so specified in the applicable pricing supplement, we may call an issuance of notes on or after the call date, in whole or in part, for mandatory exchange into cash at the applicable call price specified in the applicable pricing supplement.  If we call an issuance of notes, we will not pay you a supplemental redemption amount with respect to such issuance of notes.  If we call an issuance of notes, then the cash to be delivered to you will be delivered on the call date fixed by us and set forth in our call notice, upon delivery of your notes to the Trustee in accordance with the delivery instructions.  We will, or will cause the Calculation Agent to, deliver the cash to the Trustee for delivery to you.  We refer to this right as “our call right.”

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture will be The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

Unless otherwise specified in the applicable pricing supplement, the “agent” for each underwritten offering of notes will be MS & Co.

Calculation Agent and Calculations

We have appointed Morgan Stanley Capital Services Inc., or such other entity as set forth in the applicable pricing supplement, to act as “Calculation Agent” for us with respect to the commodity-linked capital protected notes.  The Calculation Agent will determine, among other things, the initial commodity price(s), initial index value(s), final commodity price(s), the final index value(s), the commodity percent change, the basket performance and the supplemental redemption amount.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All calculations with respect to any issuance of notes will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of any notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any price or value for an underlying commodity, the commodity percent change and/or the basket performance, the supplemental redemption amount or whether a market disruption event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and the definition of market disruption event under “—General Terms of the Notes—Some Definitions.” above.  MSCS, or such other entity appointed as Calculation Agent as set forth in the applicable pricing supplement, is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation in the Case of an Event of Default

If an event of default with respect to any issuance of notes shall have occurred and be continuing, the Calculation Agent will determine the amount declared due and payable upon any acceleration of such notes, which will be equal to the stated principal amount with respect to such issuance of notes (the “Acceleration Amount”), plus the applicable supplemental redemption amount, if any, determined as though the price or value of any underlying commodity for the determination date(s) for such issuance of notes scheduled to occur on or after such date were the price or value determined as if the date of acceleration were such determination date(s) (and as if references to five trading days under “determination date” were references to two trading days) , plus, if applicable, any accrued but unpaid interest as of the date of such acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Discontinuation of Any Underlying Commodity Index; Alteration of Method of Calculation

If the underlying index publisher permanently discontinues publication of an underlying commodity index and the underlying index publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent price for such index will be determined by reference to such successor index at the regular official weekday close of the principal trading session of the relevant exchange or market for the successor index on the relevant determination date.

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the notes, within three trading days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of an underlying commodity index prior to, and such discontinuance is continuing on, any determination date and the Calculation Agent determines, in its sole discretion, that no successor index is available at such date, then the Calculation Agent will determine the price for such index on such determination date using the formula for calculating such index last in effect prior to such discontinuance.

If the method of calculating an underlying commodity index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), and the Calculation Agent, in its sole discretion, determines that such modification is not a material change in formula, then the Calculation Agent will adjust such index in order to arrive at a price of such index or successor index as if it had not been modified (e.g., as if such split had not occurred).

Forms of Notes

As noted above, the notes are issued as part of our Series F medium-term note program.  We will issue notes only in fully registered form either as book-entry notes or as certificated notes.  References to “holders” mean those who own notes registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

Book-entry notes.  For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes.  Except as set forth in the prospectus under “Forms of Securities — Global Securities,” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary.  These certificates name the Depositary or its nominee as the owner of the notes.  The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes.  An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its  broker/dealer, bank, trust company or other representative.  A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth under “Forms of Securities—The Depositary” in the prospectus.  The Depositary has confirmed to us, the agent and the Trustee that it intends to follow these procedures.

Certificated notes.  If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the notes.  The person named in the note register will be considered the owner of the note for all purposes under the Senior Debt Indenture.  For example, if we need to ask the holders of any issuance of notes to vote on a proposed amendment to such notes, the person named in the note register will be asked to cast any vote regarding that issuance of notes.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note.  You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

New York law to govern.  The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Interest and Principal Payments

You should read the section called  “Description of Debt Securities” in the prospectus, where we describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected and how fixed and floating rates of interest on the notes are calculated.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.  See also “Use of Proceeds” in the accompanying prospectus.  The original issue price of the notes includes the agent’s commissions (as shown on the cover page of the applicable pricing supplement) paid with respect to the notes and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying commodities, including any commodity included in an underlying commodity index, in futures or options contracts on the underlying commodities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the underlying commodities, and, therefore, the value at which the underlying commodities must close on any determination date before you would receive at maturity a payment that exceeds the principal amount of the notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes by purchasing and selling the underlying commodities or futures or options contracts on the underlying commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying commodities and, therefore, adversely affect the value of the notes or the payment that you will receive at maturity.

COMMODITY-LINKED CAPITAL PROTECTED NOTES OFFERED ON A GLOBAL BASIS

If we offer the notes on a global basis we will so specify in the applicable pricing supplement.  The additional information contained in the prospectus under “Securities Offered on a Global Basis through the Depositary—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis.  The additional provisions described under “Securities Offered on a Global Basis Through the Depositary —Tax Redemption” and “—Payment of Additional Amounts” will apply to notes offered on a global basis only if we so specify in the applicable pricing supplement.

ERISA

Depending on whether the notes are listed on a securities exchange or not, the relevant provision below will apply for an issuance of commodity-linked capital protected notes:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.  The sale of any notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

UNITED STATES FEDERAL TAXATION

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes.  This discussion only applies to initial investors in the notes who:

•      purchase the notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold; and

•      will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a note is equal to its stated issue price indicated in the applicable pricing supplement.

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;

•      insurance companies;

•      dealers in securities or foreign currencies;

•      investors holding the notes as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, or who hold the notes as part of a constructive sale transaction;

•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•      regulated investment companies;

•      real estate investment trusts;

•      tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•      persons subject to the alternative minimum tax;

•      nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

•      Non-U.S. investors for whom income or gain in respect of a note is effectively connected with the conduct of a trade or business in the United States.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.  Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.  Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific notes offered thereunder.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•      a citizen or resident of the United States;

•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Long-Term Notes

Classification of the Notes.  Unless otherwise provided in the applicable pricing supplement, and  based on certain assumptions and representations that will be confirmed at or prior to the pricing date with respect to each offering and subject to the discussion below, if the term of the notes is more than one year (taking into account the last possible date that the notes could be outstanding) the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  The following discussion assumes such treatment.

Interest Accruals on the Notes.  Pursuant to special rules governing the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent debt regulations”) as providing for contingent payments, U.S. Holders of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield as described below, regardless of whether such holders use the cash or accrual method of accounting for U.S. federal income tax purposes.  As such, U.S. Holders generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•      the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

•      divided by the number of days in the accrual period; and

•      multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

The term ‘‘comparable yield’’ as used in the contingent debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the ‘‘projected payment schedule’’) on the notes.  This schedule must produce a yield to maturity that equals the comparable yield.

For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (“IRS”).

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the notes for U.S. federal income tax purposes.  They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the notes.

Adjustments to Interest Accruals on the Notes.  Subject to any discussion in the applicable pricing supplement and the discussion below concerning fixed but deferred contingent payments, if the only contingent payment provided for in a note is made at maturity (that is, the note either (i) does not pay a cash coupon during the term of the note or (ii) pays such cash coupon at a fixed rate at least annually), a U.S. Holder will not be required to make any adjustments discussed, except at maturity or upon other retirement of the note.

If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the contingent debt regulations equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the contingent debt regulations equal to the amount of such deficit.  This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or repurchase of the notes.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if one or more contingent payments on a note become fixed.  If one or more contingent payments on a note become fixed more than six months prior to the date each such payment is due, a U.S. Holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the note.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent debt regulations.  A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note would also be affected.  U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

Sale, Exchange, Redemption or Repurchase of Notes.  Generally, the sale, exchange, redemption or repurchase of a note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange, redemption or repurchase of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the note.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the sale, exchange, redemption or repurchase of the notes.

For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange, redemption or repurchase of a note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term if the note has been held for more than one year).  The deductibility of capital losses is subject to limitations.

Short-Term Notes

A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its date of issuance (a “short-term note”) will not be treated as a contingent payment debt instrument.  As described below, certain aspects of the tax treatment of a short-term note are uncertain.  Holders of short-term notes should consult with their tax advisors as to the U.S. federal income tax consequences of the ownership and disposition of short-term notes.

Tax Treatment Prior to Maturity.  Under the applicable U.S. Treasury regulations, the short-term notes will be treated as being issued at a discount, the amount of which will be equal to the sum of the stated interest payments on the short-term notes, if any, and the Supplemental Redemption Amount, if any.

A U.S. Holder who is a cash method taxpayer will not be required to include the discount in income as it accrues for U.S. federal income tax purposes unless the holder elects to do so. A U.S. Holder who is a cash method taxpayer and does not make such election should include the stated interest payments on the short-term notes as ordinary income upon receipt.  Except in the case of stated interest payments, as described above, cash method holders will not be required to recognize income with respect to the short-term notes prior to maturity, other than pursuant to a sale or exchange, as described below.

An accrual method taxpayer will be required to include the discount in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the discount according to a constant yield method based on daily compounding.  Although accrual method holders and cash method holders that have elected to include the discount in income currently are generally required to accrue the discount on the short-term notes in income on a straight-line basis, because the Supplemental Redemption Amount that will be received with respect to the short-term notes is uncertain, it is not clear how such accruals should be determined.  You should consult your tax advisor regarding the determination of the amount of any interest accruals on the short-term notes.

Tax Treatment at Maturity.  Upon maturity of the notes, if the amount of the payment on the notes exceeds a U.S. Holder’s tax basis in the notes such excess should generally be treated as ordinary interest income.  The U.S. Holder’s basis in its notes should equal the sum of the amount paid to acquire the notes and previously accrued interest income (including any previously accrued discount), if any, less any interest payments received.  If, however, the amount of the payment is less than the holder’s adjusted basis in the notes, such difference should be treated as a short-term capital loss.

Sale, Exchange, or Acceleration of the Short-Term Notes.  Upon a sale or exchange of a short-term note (including redemption of the short-term notes at maturity), a U.S. Holder should recognize gain or loss in an amount equal to the difference between the amount received and the holder’s adjusted basis in the note. Such holder’s adjusted basis in the note should equal the sum of the amount paid to acquire the note and previously accrued interest income (including any previously accrued discount), if any, reduced by any interest payments received.  The amount of any resulting loss will be treated as a capital loss.  It is not clear, however, whether or to what extent gain from a sale, exchange, or acceleration prior to maturity should be treated as capital gain or ordinary interest income.  You should consult your tax advisors regarding the proper treatment of any gain or loss recognized upon a sale or exchange (including redemption at maturity) of a note.

Interest on Indebtedness Incurred to Purchase the Short-Term Notes.  A cash method U.S. Holder who is not required and does not make the election to include the discount in income on an accrual basis will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the short-term notes until such discount is included in income. You should consult your tax advisors regarding the possibility of such deferral.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

Subject to any discussion contained in the applicable pricing supplement, Non-U.S. Holders should refer to the discussions under “United States Federal Taxation— Tax Consequences to Non-U.S. Holders” in the accompanying prospectus for a full description of the U.S. federal tax and withholding consequences of ownership and disposition of a note.

PLAN OF DISTRIBUTION

We are offering the notes as part of our Series F medium-term notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated, which we refer to as the “agent,” and which has agreed to use reasonable efforts to solicit offers to purchase these notes.  We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part.  The agent may reject, in whole or in part, any offer it solicited to purchase notes.  We will pay the agent, in connection with sales of these notes resulting from a solicitation the agent made or an offer to purchase the agent received, a commission that will be specified in the applicable pricing supplement.

We may also sell these notes to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement.  The agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement. The agent may offer the notes it has purchased as principal to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.  The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount the agent will receive from us.  After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

We estimate that we will spend approximately $5,070,500 for printing, rating agency, Trustee’s and legal fees and other expenses allocable to the offering of the commodity-linked capital protected notes and the other securities registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional securities that we may register on our shelf registration statement subsequent to our initial filing.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national securities exchange, but have been advised by the agent that it intends to make a market in these notes as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for these notes.

Morgan Stanley & Co. Incorporated is our wholly-owned subsidiary.  The agent will conduct each offering of these notes in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm’s distributing the securities of an affiliate.  Following the initial distribution of these notes, the agent may offer and sell those notes in the course of its business as a broker-dealer.  The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  The agent may use this prospectus supplement in connection with any of those transactions.  The agent is not obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

Neither the agent nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In order to facilitate the offering of these notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of these notes or of the underlying commodities.  Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position for its own account.  The agent must close out any naked short position by purchasing notes in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of these notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, these notes or the underlying commodities in the open market to stabilize the price of these notes or of such underlying commodities.  Finally, in any offering of the notes through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the agent repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of these notes.  Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes.  The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of these notes through the agent, we may issue other debt securities under the indenture referred to in this prospectus supplement similar to those described in this prospectus supplement.  Those debt securities may include other Series F medium-term notes and medium-term notes under our Series G and Series H prospectus supplement, which we refer to as “Euro medium-term notes.”  The other Series F medium-term notes and the Euro medium-term notes may have terms substantially similar to the terms of the notes offered under this prospectus supplement.  The Euro medium-term notes may be offered concurrently with the offering of these notes, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International plc, as agent for us.  The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement.

With respect to each issuance of commodity-linked capital protected notes, the agent for each issuance of commodity-linked capital protected notes, acting as principal for its own account, will agree to purchase, and we will agree to sell, the principal amount of notes set forth on the cover of the applicable pricing supplement.  The agent will propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of the applicable pricing supplement plus accrued interest, if any, from the original issue date.  The agent may allow a concession not in excess of the agent’s commissions specified in the applicable pricing supplement per note to other dealers.  After the initial offering of the notes, the agent may vary the offering price and other selling terms from time to time.

The agent or an affiliate of the agent will enter into a hedging transaction with us in connection with each offering of commodity-linked capital protected notes.  See “Use of Proceeds and Hedging” above.

With respect to each issuance of notes, we expect to deliver the notes against payment therefor in New York, New York on the original issue date (settlement date) specified in the applicable pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the original issue date for any issuance of notes is more than three business days after the pricing date, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Commodity-linked Capital Protected Notes Offered Outside the United States

If the applicable pricing supplement indicates that any of our commodity-linked capital protected notes will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those notes.

The agent has represented and agreed, and any other agent through which we may offer any commodity-linked capital protected notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

With respect to sales in any jurisdictions outside of the United States of such notes offered on a global basis, purchasers of any such notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of any pricing supplement or this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the notes, or distribution of any pricing supplement or this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, any agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes any pricing supplement, this prospectus supplement and the accompanying prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes.  We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ANNEX I

CERTAIN ADDITIONAL COMMODITY AND COMMODITY INDEX RISKS

We have derived all information contained in this prospectus supplement and the applicable pricing supplement regarding any specified underlying commodity or commodity index, including, without limitation, its method of calculation and changes in its historical closing values, from publicly available information.  In connection with the offering of notes, neither we nor the agent makes any representation that such publicly available information regarding any underlying commodity or commodity index is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of notes (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph or in the applicable pricing supplement) that would affect the value of any underlying commodity or commodity index have been publicly disclosed.  Subsequent disclosure of any such events could affect the value received at maturity or on any call date with respect to the notes and therefore the trading prices of the notes.

In this prospectus supplement and any applicable pricing supplement, unless the context requires otherwise, references to any specific underlying commodity index listed below will include any successor index to such underlying commodity index and references to the underlying commodity index publisher will include any successor thereto.

High Grade Primary Aluminum

The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum.  The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

Copper-Grade A

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

Platinum

Platinum prices are primarily responsive to global supply and demand.  However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries.  Platinum is used in a variety of industries and the automotive industry.  Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum.  Platinum is also used in the chemical industry, the electronics industry and the dental industry.  The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.

Reformulated Gasoline Blendstock for Oxygen Blending

RBOB gasoline is the first nearby New York harbor reformulated gasoline blendstock for oxygen blending (“RBOB”) futures contract traded on the NYMEX in units of 42,000 gallons.  The contract is based on delivery at petroleum products terminals in New York harbor. RBOB is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack.

The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity.  In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe.  Further, as RBOB is derived from crude oil, the price of crude oil also influences the price of RBOB.

Crude oil in turn is influenced by global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

IPE Brent Blend Crude Oil

The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Natural Gas

Natural gas is used primarily for residential and commercial heating and in the production of electricity.  The level of global industrial activity influences the demand for natural gas.  In addition, the demand for natural gas has traditionally been cyclical, with higher demand during winter months and lower demand during relatively warmer summer months.  Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas.  The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa.  In general, the supply of natural gas is based on competitive market forces.  Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market.  The ability of production companies to supply natural gas is dependent on a number of factors.  Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars).  In addition, production companies face more general barriers to their ability to increase in supply of natural gas, including access to land, the expansion of pipelines and the financial environment.  These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

The S&P GSCI™ Agricultural Index - Excess Return

The S&P GSCI™ Agricultural Index - Excess Return is a sub-index of the S&P GSCI™ - ER and represents only the agricultural components of the S&P GSCI™ - Excess Return, which we refer to as the S&P GSCI™ - ER.  The S&P GSCI™ Agricultural Index - Excess Return is a global production weighted index of certain agricultural commodities in the world economy.  Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect agricultural commodity prices such as weather, disease and natural disasters.

The S&P GSCI™ Gold Index - Excess Return

The S&P GSCI™ Gold Index - Excess Return is composed entirely of gold futures contracts included in the S&P GSCI™ - ER.  The commodity markets, including the gold markets, are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.  Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.  These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.

The S&P GSCI™ Corn Index - Excess Return

The S&P GSCI™ Corn Index - Excess Return is composed entirely of corn futures contracts included in the S&P GSCI™-ER.  The commodity markets, including the corn markets, are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  Global prices for corn are primarily affected by the global demand for and supply of corn, but are also significantly influenced by speculative actions and by currency exchange rates.  Corn is primarily used as a live-stock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol.  Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol.  The supply of corn is dominated by the United States, China, Central and South America and the European Union.  Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries could affect the supply and price of corn.  Extrinsic factors also affect corn prices such as weather, disease and natural disasters.

The S&P GSCI™ Grains Index - Excess Return

The S&P GSCI™ Grains Index - Excess Return is composed entirely of futures contracts included in the S&P GSCI™-ER, on four different grain commodities; corn, soybeans, Chicago wheat and Kansas wheat.  Chicago wheat and Kansas wheat are each wheat futures contracts with the distinction being that they are traded on the Chicago Board of Trade and the Kansas City Board of Trade respectively.  Grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.  Such alternative uses may be dependant on governmental action, such as subsidies or tariffs and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grain could also impact the price of grain and therefore the performance of the S&P GSCI™ Grains Index - Excess Return.

The S&P GSCI™ Sugar Index - Excess Return

The S&P GSCI™ Sugar Index - Excess Return is composed entirely of sugar futures contracts included in the S&P GSCI™-ER.  The commodity markets, including the sugar markets, are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates.  Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol.  Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol.  The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption.  Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar.  Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

The S&P GSCI™ Cotton Index - Excess Return

The S&P GSCI™ Cotton Index - Excess Return is composed entirely of cotton futures contracts included in the S&P GSCI™-ER.  Cotton prices are primarily affected by the global demand for and supply of cotton, but is also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for cotton are affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.

The S&P GSCI™ Crude Oil Index - Excess Return

The S&P GSCI™ Crude Oil Index - Excess Return is composed entirely of crude oil futures contracts included in the S&P GSCI™-ER.  Crude oil prices are primarily affected by the global demand for and supply of crude oil, but is also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for crude oil are affected by governmental programs and policies regarding energy, including oil, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect crude oil prices such as weather, natural disasters, technological developments, wars and political and civil upheavals.  Demand for crude oil has generally increased with worldwide growth and prosperity.

The S&P GSCI™ Light Energy Commodity Index - Excess Return

The S&P GSCI – Excess Return (the “S&P GSCI-ER”) is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  This feature of the S&P GSCI-ER facilitates the use of the S&P GSCI-ER as a benchmark for changes in certain economic factors, such as inflation.  The S&P GSCI™ Light Energy Commodity Index - Excess Return, in contrast, is calculated by reducing the weight of each energy-related commodity included in the S&P GSCI-ER to a level that is 1/4 of its weight in the S&P GSCI-ER, with the remaining portion of each commodity’s weight allocated to the other commodities in the S&P GSCI-ER on a pro rata basis.  As a result, the S&P GSCI™ Light Energy Commodity Index - Excess Return is not based on the relative world production levels of each of these commodities and might not serve as a benchmark for changes in inflation or other economic factor.  In particular, because of the significance of energy-related commodities to the world economy, a significant reduction in the weights of these commodities in the S&P GSCI™ Light Energy Commodity Index - Excess Return will substantially limit the effect of changes in energy prices on the S&P GSCI™ Light Energy Commodity Index - Excess Return.  Increases in the prices of energy commodities, therefore, will not increase the level of the S&P GSCI™ Light Energy Commodity Index - Excess Return to the same extent as the S&P GSCI-ER.

The S&P GSCI™-ER may in the future include contracts that are not traded on regulated futures exchanges

The S&P GSCI™-ER, from which the other indexes described above are derived, was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the S&P GSCI™-ER continues to be comprised exclusively of regulated futures contracts.  As described below, however, the S&P GSCI™-ER may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the S&P GSCI™-ER may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices of S&P GSCI™-ER commodities relative to their current prices may decrease the amount payable at maturity

The S&P GSCI™-ER is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that comprise the S&P GSCI™-ER approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the S&P GSCI™-ER have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover certain of the commodities included in the index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the indexes described above and, accordingly, decrease the payment you receive at maturity.

Primary Nickel

The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel.  Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for nickel in the early 1990s tended to discourage such investments.

West Texas Intermediate light sweet crude oil

The price of West Texas Intermediate light sweet crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

Special High-Grade Zinc

The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments.

ANNEX II

CERTAIN ADDITIONAL COMMODITY INDEX INFORMATION

The Dow Jones – AIG Commodity IndexSM

The Dow Jones – AIG Commodity IndexSM, is published by Dow Jones and appearing on Reuters Page “AIGC11”. We have derived all information contained in this prospectus supplement  regarding the Dow Jones – AIG Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Dow Jones and AIG Financial Products Corp., or AIG-FP.  The Index was designed by Dow Jones and AIG-FP and is calculated, maintained and published by Dow Jones, in conjunction with AIG-FP.  We make no representation or warranty as to the accuracy or completeness of such information.

The Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index.  The value of the Index is computed on the basis of hypothetical investments in the basket of commodities that make up the Index.

Overview

The Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class.  The Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the Index for 2006 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Index is a proprietary index that Dow Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates.  The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

The Dow Jones-AIG Commodity Index Oversight Committee

Dow Jones and AIG-FP have established the Dow Jones-AIG Commodity Index Oversight Committee (the “Oversight Committee”) to assist them in connection with the operation of the Index.  The Oversight Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Index for the coming year.  The Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Index are determined each year in June by AIG-FP.  Following the Oversight Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Index

Commodities Available For Inclusion in the Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the LME, each of the commodities with the potential for inclusion in the Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Index selected for 2007 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Oversight Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Oversight Committee selects the most actively traded contract.  Data concerning this Designated Contract will be used to calculate the Index.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The composition of the Index is recalculated by AIG-FP in June of each year, under the supervision of the Oversight Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Index are assigned to “Commodity Groups”.  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar
Vegetable Oil:	Soybean Oil

Annual Reweightings and Rebalancings of the Index

The Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Index are determined each year in June by AIG-FP under the supervision of the Oversight Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index (the “Index Commodities”) and their respective percentage weights.

The Index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Index.

•	No single commodity may constitute more than 15% of the Index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index.

•	No single commodity that is in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity.  This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Index value to calculate the current Index value.

The Index is a Rolling Index

The Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Index is, therefore, a “rolling index”.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the Index will be adjusted in the event that AIG-FP determines that any of the following index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day,

•	the settlement value of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Index, or

•	with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

“Dow Jones,” “AIG®” “The Dow Jones – AIG Commodity IndexSM,” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. (“Dow Jones”), American International Group, Inc. (“American International Group”), AIG Financial Products Corp. (“AIG-FP”) or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly.  The only relationship of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the The Dow Jones – AIG Commodity IndexSM, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to Morgan Stanley or the notes.  Dow Jones and AIG-FP have no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating The Dow Jones – AIG Commodity IndexSM.  None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to notes customers, in connection with the administration, marketing or trading of the notes.  Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Licensee, but which may be similar to and competitive with the notes.  In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity IndexSM and Dow Jones-AIG Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity IndexSM, and the notes.

This prospectus  supplement relates only to commodity-linked capital protected notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity IndexSM components.  Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates.  The information in this prospectus supplement regarding the Dow Jones-AIG Commodity IndexSM components has been derived solely from publicly available documents.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity IndexSM components in connection with the notes.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND MORGAN STANLEY, OTHER THAN AMERICAN INTERNATIONAL GROUP.

The S&P GSCI™ - ER

We have derived all information regarding the “S&P GSCI™ - ER contained in this prospectus supplement, including, without limitation, its make-up and method of calculation from publicly available information.  The S&P GSCI™ - ER is calculated, maintained and published daily, by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as “S&P.”  We make no representation or warranty as to the accuracy or completeness of such information.  The S&P GSCI™ - ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCI™ - ER was established in May 1991 and represents the return of a portfolio of commodity futures contracts included in the S&P GSCI™, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCI™ (discussed below).

Value of the S&P GSCI™ - ER

The value of the S&P GSCI™ - ER on any given day is equal to the product of (i) the value of the S&P GSCI™ - ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCI™ - ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of the underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCI™

We have derived all information regarding the S&P GSCI™ contained in this prospectus supplement, including, without limitation, its make-up and method of calculation from publicly available information.  The S&P GSCI™ is calculated, maintained and published daily, by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.  The S&P GSCI™ is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCI™.  The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below.  S&P makes the official calculations of the S&P GSCI™.

The Index Advisory Committee established by S&P to assist it in connection with the operation of the S&P GSCI™ generally meets once each year to discuss the composition of the S&P GSCI™.  The Index Advisory Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCI™

In order to be included in the S&P GSCI™ a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•
The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™ that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCI™.

•
The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•
The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™.

•
At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•
For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCI™.

The contracts currently included in the S&P GSCI™ are all futures contracts traded on the NYMEX, the IPE, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the LME.

Calculation of the S&P GSCI™

The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time.

Contract Expirations

Because the S&P GSCI™ is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Committee, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™.